Exhibit 99.1

IKON ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2006

•	EPS from Continuing Operations up 17%; Increases 27% Excluding Debt Extinguishment

•	Equipment Revenue Grows for Third Consecutive Quarter; Color Equipment Revenue up 13%

Malvern, Pa. – July 27, 2006 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the quarter ended June 30, 2006. Net income from continuing operations for the third quarter was $27 million, or $0.20 per diluted share, including a $0.02 charge for a loss on early extinguishment of debt. Excluding this charge, earnings per diluted share were $0.22, exceeding the Company’s previously communicated EPS range of $0.19 to $0.21, and representing a 27% increase over the same period last year.

Total revenue for the third quarter of fiscal year 2006 was $1.05 billion, compared to $1.10 billion for the third quarter of fiscal year 2005. The expected decline resulted from the Company’s decision to sell or exit unprofitable and non-core businesses. Targeted revenue, which represents 98% of total revenue, declined 1% year over year.

“During the third quarter, color equipment revenue continued to perform well, as placements increased 40% and revenue increased 13% year over year. In addition, we experienced strong placement growth in the office segment and strong revenue growth in the production segment,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “In a challenging market, we have grown equipment revenue for the last three quarters, with recent strength coming from new product introductions from Canon and Ricoh, as well as our co-branded initiatives with Konica Minolta.”

Selling and administrative (S&A) expenses of $311 million in the quarter decreased 9%, or $29 million, compared to the third quarter of fiscal year 2005. Operating income of $54 million increased 10% year over year.

“Our steady progress managing S&A expenses resulted in an expense-to-revenue ratio of 29.7% this quarter, in line with our full-year goal to achieve an expense-to-revenue ratio below 30%,” Espe said. “Our commitment to cost containment and productivity improvements contributed to a strong operating income margin of 5.2% for the quarter.”

Third Quarter 2006 Financial Details
Equipment revenue of $445 million, which includes the sale of copier/printer multifunction products, increased 1% compared to the third quarter of fiscal year 2005. The year-over-year increase was driven by revenue growth in the color market and the black and white production market. Gross margin on equipment was 25.6%, up significantly from 23.8% in the third quarter of fiscal year 2005.

Customer Service and Supplies revenue of $362 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 4% compared to the third quarter of fiscal year 2005, but was flat sequentially. Customer Service revenue was negatively impacted by the expected decline in the analog equipment base, and by a decline in revenue per copy, partially offset by continued growth in the digital equipment base. Gross margin on Customer Service and Supplies decreased to 45.6% from 47.5% a year ago, due to lower revenue offset slightly by a decline in costs during the quarter.

Managed and Professional Services revenue of $187 million, which includes revenue from on-site and off-site Managed Services, as well as Professional Services, increased 4% compared to the third quarter of fiscal year 2005. On-site Managed Services revenue grew 6% and Professional Services revenue increased 31%, partially offset by an 11% decline in off-site Managed Services revenue during the quarter. Gross margin on Managed and Professional Services declined to 25.1% from 27.2% a year ago, due to lower off-site Managed Service margins driven by lower revenue, and a slight decline in on-site Managed Services margin.

Rental and Fees revenue of $34 million decreased 20% driven primarily by the sale of the U.S. retained lease portfolio in April 2006. Gross margin increased to 74.7% from 68.1% a year ago, due to a greater mix of higher-margin agency fees.

Other revenue of $19 million declined 67% compared to the third quarter of fiscal year 2005, primarily due to the sale of non-strategic businesses in 2005 and the sale of the U.S. retained lease portfolio.

Targeted revenue includes all revenues except those categorized as “Other.” Other revenue includes finance income and revenue generated by the remaining technology services and hardware businesses. Prior to fiscal year 2006, Other revenue also included revenue from the Company’s operating subsidiaries in France and Mexico, which were sold during fiscal year 2005, and revenue from Kafevend, which was sold in the first quarter of fiscal year 2006.

Balance Sheet and Liquidity
Unrestricted cash was $354 million as of June 30, 2006, with cash used in continuing operations totaling $68 million for the third quarter, primarily due to $58 million in pension contributions to U.S. and foreign plans.

The Company continued to execute its balanced capital strategy and completed six key initiatives during the quarter, including:

•	Significantly reducing corporate debt by successfully tendering for its 2008 notes and purchasing $81 million of the $95 million balance. As a result, the total debt-to-capital ratio decreased to 34% as of June 30, 2006, down from 44% as of September 30, 2005.

•	Signing an amended, less restrictive and more cost effective $200 million credit facility.

•	Contributing $58 million to fund U.S. and foreign pension plans, reducing under-funded positions to very manageable levels.

•	Selling the U.S. retained lease portfolio, which will generate net cash of approximately $70 million.

•	Selling the German lease portfolio, which will generate net cash of approximately $38 million.

•	Initiating a strategy to repatriate approximately $47 million of cash to the U.S., at little or no tax cost.

The Company continued to repurchase shares during the quarter, buying back 1.7 million shares of outstanding common stock for approximately $22 million, resulting in year-to-date purchases of 7.7 million shares for approximately $91 million. IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on September 10, 2006 to holders of record at the close of business on August 21, 2006.

Outlook
“Looking ahead, we remain focused on executing our long-term plan, while continuing the momentum we’ve generated during the first nine months of fiscal year 2006,” Espe said. “Based on our performance to-date, we are increasing our earnings expectations for fiscal year 2006. We now expect earnings per diluted share from continuing operations to range between $0.75 and $0.77 for the full fiscal year 2006, with fourth quarter earnings per diluted share from continuing operations expected to range between $0.17 and $0.19.

“In addition, as we continue to execute on our strategy, we expect to generate cash from operations for the full year between $50 million and $100 million, excluding an accelerated $50 million tax payment related to the sale of the U.S. retained lease portfolio.”

The expectation for full-year earnings per diluted share excludes any charges associated with the early extinguishment of debt, as well as the net gain on the sale of Kafevend previously disclosed in the first quarter of fiscal 2006. This expectation includes the premium from the U.S. retained lease portfolio sale, which offsets the operating income that the portfolio would have generated in the second half of fiscal 2006.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 425 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the third quarter results and the Company’s outlook for fiscal year 2006 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on Thursday,
July 27, 2006. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (201) 689-8261.
A complete replay of the conference call will also be available on IKON’s
Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to
www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. ET on
July 27, 2006 and ending at midnight ET on August 1, 2006, a complete replay of the conference call can also be accessed via telephone by calling (877)
660-6853 or (201) 612-7415 and entering account number 270 and conference number 207084.

NON-GAAP INFORMATION: IKON will refer to certain non-GAAP measures during the conference call, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the slide presentation.
MARK YOUR CALENDAR: IKON’s fourth quarter fiscal year 2006 results will be discussed on Thursday, October 26, 2006, on a conference call hosted at 10:00
a.m. ET. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected fourth quarter, full fiscal year 2006 results from continuing operations, the impact of our sale of our U.S. retained lease portfolio and our ability to execute on our strategic priorities, including growth objectives, improved operating efficiency and balanced capital strategy. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. This news release also refers to certain non-GAAP financial measures, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP.

(FIKN)
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	IKON Office Solutions, Inc.
	Income Statement and Operational Analysis (in thousands, except earnings per share)
	(unaudited)
			Third Quarter Fiscal
			2006		2005
	Revenues
	Equipment		$445,275		$440,378
	Customer service and supplies		361,587		377,522
	Managed and professional services		187,276		180,386
	Rental and fees		34,007		42,578
	Other		18,752		57,441
			1,046,897		1,098,305

	Cost of Revenues
	Equipment		331,065		335,590
	Customer service and supplies		196,597		198,312
	Managed and professional services		140,232		131,271
	Rental and fees		8,596		13,572
	Other		12,367		30,121
			688,857		708,866

	Gross Profit
	Equipment		114,210		104,788
	Customer service and supplies		164,990		179,210
	Managed and professional services		47,044		49,115
	Rental and fees		25,411		29,006
	Other		6,385		27,320
			358,040		389,439

	Selling and administrative		311,035		340,465
	Gain on divestiture of businesses and assets		6,931
	Asset impairment and restructuring		(129)		(379)

	Operating income		54,065		49,353

	Loss from early extinguishment of debt		3,866		—
	Interest income		4,124		1,855
	Interest expense		12,245		13,115

	Income from continuing operations before taxes on income		42,078		38,093
	Taxes on income		15,207		12,720

	Income from continuing operations		26,871		25,373
	Discontinued Operations:
	Operating income (loss)		17		(3,210)
	Tax (expense) benefit		(7)		1,268

	Net income (loss) from discontinued operations		10		(1,942)
	Net income		$26,881		$23,431

	Basic Earnings (Loss) Per Common Share
	Continuing operations	$	0.21	$	0.18
	Discontinued operations		0.00		(0.01)

	Net income		$0.21	$	0.17

	Diluted Earnings (Loss) Per Common Share
	Continuing operations	$	0.20	$	0.17
	Discontinued operations		0.00		(0.01)

	Net income		$0.20	$	0.16

	Weighted Average Common Shares Outstanding, Basic		130,690		139,826

	Weighted Average Common Shares Outstanding, Diluted		132,311		157,110

	Operational Analysis:
	Gross profit %, equipment		25.6%		23.8%
	Gross profit %, customer service and supplies		45.6%		47.5%
	Gross profit %, managed and professional services		25.1%		27.2%
	Gross profit %, rental and fees		74.7%		68.1%
	Gross profit %, other		34.0%		47.6%
	Total gross profit %		34.2%		35.5%
	Selling and administrative as a % of revenue		29.7%		31.0%
	Operating income as a % of revenue		5.2%		4.5%
The calculation of diluted EPS for the three months ended June 30, 2005 assumes the conversion of convertible notes resulting in 16,306 shares. For purposes of diluted earnings per common share, net income for the three

(a)	months ended June 30, 2005 includes the add-back of $1,848, representing interest expense, net of taxes, associated with such convertible notes.
	IKON Office Solutions, Inc.
	Income Statement and Operational Analysis (in thousands, except earnings per share)
	(unaudited)

							Nine Months Ended June 30

						2006				2005

	Revenues
	Equipment						$1,331,012		$		1,291,859
	Customer service and supplies						1,094,193				1,118,504
	Managed and professional services						549,128				534,534
	Rental and fees						117,682				129,481
	Other						78,254				201,645
							3,170,269				3,276,023

	Cost of Revenues
	Equipment						997,713				947,936
	Customer service and supplies						602,329				617,668
	Managed and professional services						408,244				394,166
	Rental and fees						34,369				37,406
	Other						42,054				113,721
							2,084,709				2,110,897

	Gross Profit
	Equipment						333,299				343,923
	Customer service and supplies						491,864				500,836
	Managed and professional services						140,884				140,368
	Rental and fees						83,313				92,075
	Other						36,200				87,924
							1,085,560				1,165,126

	Selling and administrative						939,849				1,036,914
	Gain on divestiture of businesses and assets						11,960			1,901
	Asset impairment and restructuring						(264)			11,330

	Operating income						157,935				118,783

	Loss from early extinguishment of debt						5,516			1,734
	Interest income						9,060			5,143
	Interest expense						39,358				39,714

	Income from continuing operations before taxes on income						122,121				82,478
	Taxes on income						42,250				28,484

	Income from continuing operations						79,871				53,994
	Discontinued Operations:
	Operating loss						(15)				(19,410)
	Tax benefit						6				7,667

	Net loss from discontinued operations						(9)				(11,743)
	Net income						$79,862				$42,251

	Basic Earnings (Loss) Per Common Share
	Continuing operations					$0.60			$	0.38
	Discontinued operations						0.00				(0.08)

	Net income						$0.60		$	0.30

	Diluted Earnings (Loss) Per Common Share
	Continuing operations					$0.60			$	0.38
	Discontinued operations						0.00				(0.07)

	Net income						$0.60	(a)	$	0.30	(a	)(b)

	Weighted Average Common Shares Outstanding, Basic						132,115				140,567

	Weighted Average Common Shares Outstanding, Diluted						133,728				159,669

	Operational Analysis:
	Gross profit %, equipment						25.0%				26.6%
	Gross profit %, customer service and supplies						45.0%				44.8%
	Gross profit %, managed and professional services						25.7%				26.3%
	Gross profit %, rental and fees						70.8%				71.1%
	Gross profit %, other						46.3%				43.6%
	Total gross profit %						34.2%				35.6%
	Selling and administrative as a % of revenue						29.6%				31.7%
	Operating income as a % of revenue						5.0%				3.6%

The calculation of diluted earnings per common share for the nine months ended June 30, 2006 assumes the conversion of convertible notes resulting in 260 shares. The calculation of diluted EPS for the nine months ended June 30, 2005 assumes the conversion of convertible notes resulting in 17,857 shares. For purposes of

(a)	diluted earnings per common share, net income for the nine months ended June 30, 2006 and June 30, 2005 includes the add-back of $88 and $6,072, respectively, representing interest expense, net of taxes, associated with such convertible notes.

(b)	Does not add due to rounding.

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
		June 30,	September 30,
		2006	2005
Assets
Cash and cash equivalents		$353,845	$373,705
Restricted cash		—	18,272
Accounts receivable, net		660,077	678,313
Lease receivables, net		81,612	317,928
Inventories		282,023	241,470
Prepaid expenses and other current assets		38,482	42,660
Deferred taxes		53,232	55,566
Total current assets		1,469,271	1,727,914

Long-term lease receivables, net		252,675	503,281
Equipment on operating leases, net		83,832	101,614
Property and equipment, net		143,465	144,309
Deferred taxes		74,838	—
Goodwill		1,290,288	1,280,578
Other assets		71,328	74,123
Total Assets		$3,385,697	$3,831,819

Liabilities
Current portion of corporate debt		$980	$1,137
Current portion of non-corporate debt		136,998	299,359
Trade accounts payable		182,709	211,783
Accrued salaries, wages and commissions		100,421	94,614
Deferred revenues		112,329	111,890
Taxes payable		141,383	79,458
Other accrued expenses		108,900	139,099
Payable from divestiture of asset		9,682	-

Total current liabilities		793,402	937,340

Long-term corporate debt		593,555	728,156
Long-term non-corporate debt		100,242	225,307
Deferred taxes		—	20,853
Other long-term liabilities		264,605	349,819
Shareholders’ Equity		1,633,893	1,570,344

Total Liabilities and Shareholders’ Equity		$3,385,697	$3,831,819

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands and unaudited)
			Nine Months Ended June 30

			2006	2005

Cash Flows from Operating Activities
Net income			$79,862	$42,251
Net loss from discontinued operations			(9)	(11,743)

Income from continuing operations			79,871	53,994
Additions (deductions) to reconcile net income to net cash used in operating activities:
	Depreciation		52,366	55,068
	Amortization		2,663	4,316
	Gain from divestiture of businesses and assets		(11,960)	(1,901)
	Loss on disposal of property and equipment		4,017	2,308
	Provision for losses on accounts receivable		3,823	11,898
	Restructuring and asset impairment charges		(264)	11,330
	Deferred income taxes		(108,922)	(69,766)
	Provision for lease default reserves		191	2,124
	Stock-based compensation expense		7,502	7,575
	Pension expense		24,973	32,654
	Loss from early extinguishment of debt		5,516	1,734
	Changes in operating assets and liabilities, net of divestiture of businesses:
	Decrease in accounts receivable		15,358	30,629
	Increase in inventories		(38,313)	(6,621)
	Increase in prepaid expenses and other current assets		(2,555)	(66)
	Decrease in accounts payable		(31,532)	(84,681)
	Decrease in deferred revenue		(2,178)	(16,563)
	Decrease in accrued expenses		(28,424)	(23,827)
	Pension contributions		(63,464)	(42,604)
	Increase in taxes payable		66,279	10,475
	Decrease in accrued restructuring		(1,493)	(5,849)
	Other		98	826

	Net cash used in continuing operations		(26,448)	(26,947)
	Net cash used in discontinued operations		(1,158)	(9,618)
	Net cash used in operating activities		(27,606)	(36,565)

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets			251,642	5,330
Expenditures for property and equipment			(26,093)	(22,091)
Expenditures for equipment on operating leases			(27,610)	(36,151)
Proceeds from the sale of equipment on operating leases			18,346	14,165
Proceeds from the sale of lease receivables			145,969	188,956
Lease receivables — additions			(264,161)	(277,560)
Lease receivables — collections			268,412	398,448
Other			1,077	(1,266)
	Net cash provided by continuing operations		367,582	269,831
	Net cash provided by discontinued operations		-	1,558
	Net cash provided by investing activities		367,582	271,389

Cash Flows from Financing Activities
Short-term corporate debt repayments, net			(855)	(223)
Repayment of other borrowings			(3,792)	(3,465)
Proceeds from issuance of long-term corporate debt			-	1,450
Debt issuance costs			(2,304)	—
Long-term corporate debt repayments			(138,804)	(104,924)
Non-corporate debt — issuances			7,312	19,339
Non-corporate debt — repayments			(142,354)	(289,037)
Dividends paid			(15,841)	(16,889)
Decrease in restricted cash			2,127	3,338
Proceeds from stock option exercises			18,025	3,946
Tax benefit relating to stock plans			4,922	1,221
Purchase of treasury shares			(90,816)	(34,240)
Other			(49)	—
	Net cash used in financing activities		(362,429)	(419,484)

Effect of exchange rate changes on cash and cash equivalents			2,593	1,040

Net decrease in cash and cash equivalents			(19,860)	(183,620)
Cash and cash equivalents at beginning of the year			373,705	472,951
Cash and cash equivalents at end of the period			$353,845	$289,331

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share
(in millions, except per share data)
Third Quarter Fiscal 2006					3Q06		Non-GAAP
					Reported	Adjustments	Adjusted

Revenue					$1,047					$1,047
Cost and expenses					993					993
Operating income					54					54
Loss on early extinguishment of debt					4	(4)		(a	)	-
Interest, net					8					8
Income from continuing operations before taxes on income					42					46
Taxes on income					15	2		(b	)	17
Income from continuing operations					$ 27	$(2)	$			29

Weighted Average Common Shares Outstanding, Diluted					132			132
Diluted EPS — continuing operations — fiscal 2006					$0.20		$			0.22

Diluted EPS — continuing operations- fiscal 2005					$0.17		$			0.17

		3Q Yr/Yr Growth			17% (c)					27%	(c	)
(a)	Loss from early extinguishment of debt.
(b)	Tax impact from early extinguishment of debt mentioned in (a).
(c)	May not recalculate due to rounding